Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Financial Institutions, Inc.:

We consent to the use of our reports dated March 6, 2015, with respect to the consolidated statements of financial condition of Financial Institutions, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Rochester, New York

March 16, 2015